Exhibit 99.1
Diodes Incorporated Reports First Quarter 2011 Financial Results
Continues Market Share Gains and Achieves Better than Seasonal Results
Plano, Texas – May 9, 2011 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported its financial results for the first quarter ended March 31, 2011.
First Quarter Highlights
•	Revenue was $161.6 million, an increase of 18 percent over the $136.8 million in the first quarter of 2010, and a decrease of 1 percent from the $163.8 million in the fourth quarter of 2010;

•	Gross profit was $57.4 million, an increase of 20 percent over the $47.8 million in the first quarter of 2010, and a decrease of 8 percent from the $62.6 million in the fourth quarter 2010;

•	Gross profit margin was 35.5 percent, compared to 34.9 percent in the first quarter 2010 and 38.3 percent in the fourth quarter 2010;

•
GAAP net income was $19.7 million, or $0.42 per diluted share, compared to first quarter of 2010 GAAP net income of $15.0 million, or $0.33 per diluted share, and fourth quarter of 2010 GAAP net income of $24.0 million, or $0.52 per diluted share;

•
Non-GAAP adjusted net income was $21.8 million, or $0.47 per diluted share, compared to first quarter 2010 adjusted net income of $15.7 million, or $0.35 per diluted share, and fourth quarter 2010 adjusted net income of $25.3 million, or $0.55 per diluted share;

•	Excluding $2.1 million of share-based compensation expense, both GAAP and non-GAAP adjusted net income would have increased by $0.04 per diluted share; and

•	Achieved $15.7 million cash flow from operations, $7.8 million net cash flow and $3.3 million free cash flow.
Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated, stated, “Our revenue for the quarter was stronger than typical first quarter seasonal patterns, resulting from market share gains in tablets, notebooks, smartphones and LED TVs. We had a strong quarter in Europe and Asia, while North America revenue declined sequentially. The quarter was impacted by reduced unit output from our Shanghai packaging facilities resulting from lower equipment utilization caused by China labor shortages mentioned last quarter and a larger than normal number of workers not returning from the Chinese New Year holiday. We shipped from finished goods inventory and reduced our contract assembly commitments, which allowed us to achieve sequential revenue growth in our core business. Gross margin for the quarter reflects reduced fixed cost coverage caused by the lower unit output. We continue hiring manufacturing operators to ensure maximum equipment utilization by matching fully-trained manpower with the available equipment. Overall, I am pleased with our results as we continue to execute on our profitable growth model, new product initiatives and design win traction, which will contribute to our growth in the coming quarter and year.”
First Quarter 2011
Revenue for the first quarter of 2011 was $161.6 million, an increase of 18 percent over the $136.8 million in the first quarter of 2010, and a decrease of 1 percent over $163.8 million in the fourth quarter of 2010. Revenue in the quarter was stronger than typical seasonal patterns, resulting from market share gains in tablets, notebooks, smartphones and LED TV’s.

Gross profit for the first quarter of 2011 was $57.4 million, or 35.5 percent of revenue, compared to $47.8 million, or 34.9 percent, in the first quarter of 2010 and $62.6 million, or 38.3 percent of revenue, in the fourth quarter of 2010. The sequential decline in gross profit margin was primarily due to manpower shortages at the Company’s packaging facilities, which resulted in lower equipment utilization and reduced fixed cost coverage.
First quarter of 2011 GAAP net income was $19.7 million, or $0.42 per diluted share, compared to GAAP net income of $15.0 million, or $0.33 per diluted share, in the first quarter of 2010 and GAAP net income of $24.0 million, or $0.52 per diluted share, in the fourth quarter of 2010.
Non-GAAP adjusted net income for the first quarter of 2011 was $21.8 million, or $0.47 per diluted share, which excluded, net of tax, $1.3 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes and $0.8 million of non-cash acquisition related intangible asset amortization costs, compared to adjusted net income of $15.7 million, or $0.35 per diluted share, in the first quarter of 2010 and adjusted net income of $25.3 million, or $0.55 per diluted share, in the fourth quarter of 2010. The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
March 31, 2011
GAAP net income	$19,684

GAAP diluted earnings per share	$0.42

Adjustments to reconcile net income to adjusted net income:
Amortization of acquisition related intangible assets	817
Amortization of debt discount	1,290

Non-GAAP adjusted net income	$21,791

Non-GAAP adjusted diluted earnings per share	$0.47

See tables below for further details of the reconciliation.
Included in first quarter 2011 GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.04 per diluted share.
EBITDA, which represents earnings before net interest expense, income tax provision, depreciation and amortization, for the first quarter of 2011 was $41.1 million, compared to $32.9 million for the first quarter of 2010 and $46.3 million for the fourth quarter of 2010. For a reconciliation of GAAP net income to EBITDA, see table below.
As of March 31, 2011, Diodes had approximately $279 million in cash and cash equivalents and approximately $130 million of Convertible Senior Notes outstanding.
Business Outlook
Dr. Lu concluded, “For the second quarter of 2011, we expect to achieve growth over the first quarter and further expand our market share as a result of our continued focus on design wins, new products and customer expansion. We expect revenue for the second quarter of 2011 to range between $170 million and $178 million, an increase of 5 to 10 percent sequentially. We expect gross margin to be comparable to the first quarter. Operating expenses are expected to be down slightly from the first quarter levels on a percent of revenue basis. We expect our income tax rate to range between 17 and 23 percent. Shares used to calculate GAAP EPS for the second quarter are anticipated to be approximately 47.5 million.”
Conference Call
Diodes will host a conference call on Monday, May 9, 2011 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter 2010 financial results. Investors and analysts may join the conference call by dialing 1-866-202-3109 and providing the confirmation code 18938498. International callers may join the teleconference by dialing 1-617-213-8844. A telephone replay of the call will be made available approximately two hours after the call and will remain available until May 12, 2011 at midnight Central Time. The replay number is 1-888-286-8010 with a pass code of 10528443. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; and Munich, Germany; with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: we continue hiring manufacturing operators to ensure maximum equipment utilization by matching fully-trained manpower with the available equipment; overall, I am pleased with our results as we continue to execute on our profitable growth model, new product initiatives and design win traction, which will contribute to our growth in the coming quarter and year; for the second quarter of 2011, we expect to achieve growth over the first quarter and further expand our market share as a result of our continued focus on design wins, new products and customer expansion; we expect revenue for the second quarter of 2011 to range between $170 million and $178 million, an increase of 5 to 10 percent sequentially; we expect gross margin to be comparable to the first quarter; operating expenses are expected to be down slightly from the first quarter levels on a percent of revenue basis; we expect our income tax rate to range between 17 and 23 percent; and shares used to calculate GAAP EPS for the second quarter are anticipated to be approximately 47.5 million. Potential risks and uncertainties include, but are not limited to, such factors as: we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages and our joint venture prospects; unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
# # #
Company Contact:
Diodes Incorporated
Laura Mehrl
Director of Investor Relations
P: 972-987-3959
E: laura_mehrl@diodes.com
Investor Relations Contact:
Shelton Group
Leanne Sievers
EVP, Investor Relations
P: 949-224-3874
E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
NET SALES	$161,555	$136,847

COST OF GOODS SOLD	104,162	89,064

Gross profit	57,393	47,783

OPERATING EXPENSES
Selling, general and administrative	21,410	21,419
Research and development	6,518	6,376
Amortization of acquisition related intangible assets	1,135	1,128

Total operating expenses	29,063	28,923

Income from operations	28,330	18,860

OTHER INCOME (EXPENSES)
Interest income	221	1,312
Interest expense	(934)	(1,982)
Amortization of debt discount	(1,984)	(1,834)
Other	(534)	2,648

Total other income (expenses)	(3,231)	144

Income before income taxes and noncontrolling interest	25,099	19,004

INCOME TAX PROVISION	4,835	3,324

NET INCOME	20,264	15,680

Less: NET INCOME attributable to noncontrolling interest	(580)	(722)

NET INCOME attributable to common stockholders	$19,684	$14,958

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.44	$0.34

Diluted	$0.42	$0.33

Number of shares used in computation
Basic	44,820	43,767

Diluted	46,680	45,323

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)
For the three months ended March 31, 2011:

		Other
	Operating	Income	Income Tax
	Expenses	(Expense)	Provision	Net Income
GAAP				$19,684

Earnings per share (GAAP)
Diluted				$0.42

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,135	—	(318)	817

Amortization of debt discount	—	1,984	(694)	1,290

Adjusted (Non-GAAP)				$21,791

Diluted shares used in computing earnings per share				46,680

Adjusted earnings per share (Non-GAAP)
Diluted				$0.47

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.04 per share.
For the three months ended March 31, 2010:

		Other
	Operating	Income	Income Tax
	Expenses	(Expense)	Benefit	Net Income
GAAP				$14,958

Earnings per share (GAAP)
Diluted				$0.33

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,128	—	(316)	812

Amortization of debt discount	—	1,834	(715)	1,119

Gain on sale of assets	—	(1,837)	661	(1,176)

Adjusted (Non-GAAP)				$15,713

Diluted shares used in computing earnings per share				45,323

Adjusted earnings per share (Non-GAAP)
Diluted				$0.35

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.
ADJUSTED NET INCOME
This measure consists of generally accepted accounting principles (“GAAP”) net income, which is then adjusted solely for the purpose of adjusting for amortization of acquisition related intangible assets, amortization of debt discount, and gain on sale of assets, as discussed below. Excluding gain on sale of assets provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance. The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income to non-GAAP adjusted net income.
Amortization of acquisition related intangible assets – The Company excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was allocated to the assets through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded the amortization expense as there is significant variability and unpredictability across other companies with respect to this expense.
Amortization of debt discount – The Company excluded the amortization of debt discount on its 2.25% Convertible Senior Notes (“Notes”). This amortization was excluded from management’s assessment of the Company’s core operating performance. Although the amortization of debt discount is recurring in nature, the expected life of the Notes is five years as that is the earliest date in which the Notes can be put back to the Company at par value. The amortization period ends October 1, 2011, at which time the Company will no longer be recording an amortization of debt discount. In addition, the Company has repurchased some of its Notes, which can make the principal amount outstanding and related amortization vary from period to period, and as such the Company believes the exclusion of the amortization facilitates comparisons with the results of other periods that may reflect different principal amounts outstanding and related amortization.
Gain on sale of assets – The Company excluded the gain recorded for the sale assets. During the first quarter of 2010, the Company sold assets located in Germany and this gain was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the gain on sale of assets provides investors an enhanced view of a gain the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains.
ADJUSTED EARNINGS PER SHARE
This non-GAAP financial measure is the portion of the Company’s GAAP net income assigned to each share of stock, excluding amortization of acquisition related intangible assets, amortization of debt discount and gain on sale of assets, as described above. Excluding gain on sale of assets provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations, as described in further detail above. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance, as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation table provided.
FREE CASH FLOW (FCF)
FCF of $3.3 million for the first quarter of 2011 is a non-GAAP financial measure, which is calculated by taking cash flow from operations less capital expenditures ($15.7 million less (-) $12.4 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA
EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP measures, in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.
The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March 31,
	2011	2010
Net income (GAAP)	$19,684	$14,958
Plus:
Interest expense, net (1)	2,697	2,504
Income tax provision	4,835	3,324
Depreciation and amortization	13,923	12,069

EBITDA (Non-GAAP)	$41,139	$32,855

(1)	Includes $2.0 million and $1.8 million for the three months ended March 31, 2011 and 2010, respectively, of amortization of debt discount.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
ASSETS
(in thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$278,740	$270,901
Accounts receivable, net	145,091	129,207
Inventories	123,086	120,689
Deferred income taxes, current	8,102	8,276
Prepaid expenses and other	13,994	11,679

Total current assets	569,013	540,752

PROPERTY, PLANT AND EQUIPMENT, net	207,336	200,745

DEFERRED INCOME TAXES, non current	1,380	1,574

OTHER ASSETS
Goodwill	69,636	68,949
Intangible assets, net	28,156	28,770
Other	6,277	5,760

Total assets	$881,798	$846,550

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
LIABILITIES AND EQUITY
(in thousands, except share data)

	March 31,	December 31,
	2011	2010
	(Unaudited)
CURRENT LIABILITIES
Accounts payable	$74,069	$70,057
Accrued liabilities	36,154	36,937
Income tax payable	13,917	15,412
Convertible senior notes	130,245	128,261
Other current liabilities	704	698

Total current liabilities	255,089	251,365

LONG-TERM DEBT, net of current portion	3,258	3,393
CAPITAL LEASE OBLIGATIONS, net of current portion	1,302	1,380
OTHER LONG-TERM LIABILITIES	31,093	37,520

Total liabilities	290,742	293,658

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock – par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock – par value $0.66 2/3 per share; 70,000,000 shares authorized; 45,065,250 and 44,662,796 issued and outstanding at March 31, 2011 and December 31, 2010, respectively	30,044	29,775
Additional paid-in capital	237,435	231,842
Retained earnings	344,591	324,907
Accumulated other comprehensive loss	(33,042)	(45,080)

Total Diodes Incorporated stockholders’ equity	579,028	541,444

Noncontrolling interest	12,028	11,448

Total equity	591,056	552,892
Total liabilities and equity	$881,798	$846,550